Exhibit 10.59

Execution Version

GUARANTY AND SUPPORT AGREEMENT
This GUARANTY AND SUPPORT AGREEMENT, dated as of August 6, 2015 (this “Agreement”), is made by and among (i) AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“AMH”) and (ii) each of Nicholas S. Schorsch, Peter M. Budko, William M. Kahane, Edward M. Weil, Jr. and Brian S. Block (each, an “ARC Principal” and collectively, the “ARC Principals”). Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Article VI.
RECITALS
A.     The ARC Principals (together with certain related persons) collectively own 100% of the membership interests of AR Capital, LLC (“ARC”).
B.     Concurrently with the entry into this Agreement, AMH, ARC and AR Global, LLC (“Newco”) have entered into the Transaction Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which, and subject to the terms and conditions set forth therein, ARC intends to transfer to AMH, and AMH intends to acquire from ARC, a 60% interest in the Business.
C.     The execution and delivery of this Agreement by the ARC Principals is a material inducement to the willingness of AMH to enter into the Transaction Agreement, and each ARC Principal acknowledges and agrees that AMH would not enter into the Transaction Agreement but for the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
Article I
GUARANTY
1.1    Guaranty. Each ARC Principal hereby unconditionally and irrevocably guarantees (i) the due and punctual payment by ARC of any amounts to be paid to the Indemnified AMH Parties (the “Guarantied Parties”) under Section 7.3(d) of the Transaction Agreement and (ii) the due and punctual payment and performance by ARC of its obligations under Section 4.13 of the Transaction Agreement (collectively, the “Obligations”), in each case, up to an amount equal to such ARC Principal’s Realized Proceeds (the “Personal Guaranty Cap”). The parties agree that this guaranty may not be enforced against an ARC Principal without giving effect to his Personal Guaranty Cap. AMH acknowledges and agrees on behalf of the Guarantied Parties that in no event shall any ARC Principal be required to pay to the Guarantied Parties under, in respect of, or in connection with, this guaranty any amounts (x) with respect to any Obligation (A) prior to the date that is 90 days after the Initial Payment Date (as defined in the Transaction Agreement) for any such Obligation under clause (i) above or (B) prior to the date that is 30 days after Apollo Management or its Affiliates have exercised the put right under Section 4.13 of the Transaction Agreement or (y) in the aggregate in excess of his Personal Guaranty Cap. For each ARC Principal, his “Realized Proceeds” is the amount (which may be $0) of (i) the product of (x) the cash proceeds paid to ARC pursuant to Section 1.2(c)(i) (closing cash consideration) and the proviso to the first sentence of Section 1.6(a) (earn-out) of the Transaction Agreement multiplied by (y) the percentage set forth opposite the name of such ARC Principal on Schedule 1.1 of the ARC Principals’ Disclosure Letter, plus (ii) the proceeds realized, directly or indirectly, by such ARC Principal in respect of the sale of Class A Shares following an exchange of the AOG Principal Units and AMH Units issued in connection with Section 1.2(c)(ii) and (iii) (closing equity consideration and closing installment notes), Section 1.6(a) (earn-out consideration) and Section 1.8 (deferred consideration) of the Transaction Agreement. Each ARC Principal acknowledges and agrees that the guaranty being granted by it pursuant to the terms hereof constitutes a guaranty of payment when due of the Obligations and not of collection.
1.2     Waivers; Acknowledgements.
(a)    The obligations of the ARC Principals under Section 1.1 will not be affected by (i) the failure of the Guarantied Parties to assert any claim or demand or to enforce or exercise any right or remedy against ARC or the ARC Principals, whether under the Transaction Agreement, this Agreement or otherwise (ii) any change in the time, place or manner of payment or performance of any Obligation, or any valid amendment, modification or waiver to the terms of the Transaction Agreement, except to the extent such Obligations are amended, modified or waived, or any rescission, waiver, compromise or consolidation of any Obligation, (iii) the existence of any claim, set-off or other right which any ARC Principal may have at any time against ARC or the Guarantied Parties, whether in connection with the Obligations or otherwise, (iv) the adequacy of any other means the Guarantied Parties may have of obtaining payment related to the Obligations, (v) the addition, substitution, discharge or release of any Person now or hereafter liable with respect to the Obligations (including, without limitation, any other ARC Principal) or otherwise interested in the transactions contemplated by the Transaction Agreement, (vi) any change in the corporate existence, structure or ownership of ARC or any other Person liable with respect to any Obligation (including, without limitation, any other ARC Principal) or (vii) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against ARC or any other Person liable with respect to any Obligation (including, without limitation, any other ARC Principal).
(b)    Each ARC Principal hereby waives any and all notice of or proof of reliance by the Guarantied Parties upon this Agreement.
(c)    Each ARC Principal hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against ARC that arise from the existence, payment, performance or enforcement of the ARC Principal’s obligation to guaranty and pay the Obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of ARC against the Guarantied Parties, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from ARC, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations have been paid in full in cash or the guaranty set forth in Section 1.1 is terminated in accordance with Section 5.13.
(d)    Each ARC Principal agrees that the guaranty set forth in Section 1.1 will continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by the Guarantied Parties, upon the insolvency, bankruptcy or reorganization of ARC or otherwise, all as though such payment had not been made.
(e)    Each ARC Principal acknowledges that the Guarantied Parties may, in their sole discretion, bring and prosecute a separate action or actions against any ARC Principal for any amount of the Obligations, subject only to his Personal Guarantee Cap, regardless of whether action is brought against ARC or any other Person liable with respect to the Obligations (including, without limitation, another ARC Principal) or whether ARC or any other such Person is joined in any such action or actions, and any failure by the Guarantied Parties to pursue such other rights or remedies, or to collect any payments from ARC or any other such Person, will not relieve any ARC Principal of any liability under Section 1.1, and will not impair or affect the rights and remedies, whether express, implied or available as a matter of Applicable Law, of the Guarantied Parties.

ARTICLE II
OTHER COVENANTS
2.1    Reasonable Best Efforts. Each ARC Principal agrees that he will not take or cause to be taken any action to impede or delay the transactions contemplated by the Transaction Agreement and this Agreement.
2.2    Third Party Proposals. From the date of this Agreement through the Closing Date, each ARC Principal will not, nor will he permit any of his Affiliates, and will use reasonable best efforts to not permit any of his Affiliates’ officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them to, directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any agreement with respect to, or initiate or conduct any negotiations or discussions with any Person (other than AMH and its Affiliates) concerning, any purchase of all or a significant portion of the assets of the Business, ARC or any Subject Company or of any capital stock of or other ownership interest in ARC or any Subject Companies or any merger or business combination involving ARC or any Subject Company, or any voluntary assignment of any investment advisory, sub-advisory, administrative or distribution agreements of ARC or any Subject Company (each, an “Acquisition Proposal”), or furnish any information to any Person (other than AMH and its Affiliates) contacting them or making an inquiry with respect to a potential Acquisition Proposal.
2.3    Public Announcements; Confidentiality.
(a)    Prior to the Closing, none of the parties to this Agreement will, without the approval of the other parties, issue any press release announcing the execution of this Agreement or the Transaction Agreement, or the transactions contemplated hereby or thereby, otherwise make any public statements regarding the transactions contemplated hereby or thereby or otherwise disclose any of the contents of this Agreement or the Transaction Agreement, unless otherwise required by Applicable Law, in which case the party making such public announcement or disclosure shall give prior written notice to the other parties and consider in good faith their suggestions with respect thereto.
(b)    Each ARC Principal recognizes that any and all Confidential Information must be protected as confidential, not copied, disclosed or used other than for the benefit of the Subject Companies at any time, unless and until such knowledge or information is no longer Confidential Information. Each ARC Principal agrees, at any time following the date hereof, not to divulge to anyone (other than the Subject Companies or any Persons employed or designated by such entities), publish or make use of any such Confidential Information except in such ARC Principal’s capacity as an officer or director of any Subject Company operating in such capacity or with the prior written consent of AMH (if prior to Closing) or Newco (if following Closing) at the time of such use or proposed use. Information shall cease to be Confidential Information if (i) it becomes available to the public other than by a breach of this Section 1.2 by any of the ARC Principals or (ii) is or becomes available to an ARC Principal on a non-confidential basis from a source, other than the Subject Companies or AMH and its Affiliates, provided such other source is not known by the ARC Principal to be subject to any legal or contractual obligation to keep such information confidential. This confidentiality provision has no temporal or geographical limitation.
(c)    Notwithstanding the foregoing, Section 2.3(b) does not prohibit any of the ARC Principals from disclosing Confidential Information (i) in response to a subpoena, court order or other legal or regulatory process or to the extent required to comply with Applicable Law, (ii) in connection with any investigation being conducted into the business or operations of any ARC Principal, ARC or the Subject Companies by any Governmental Authority or otherwise providing Confidential Information to the appropriate Governmental Authority regarding conduct or action undertaken or omitted to be taken by ARC or the Subject Companies that any ARC Principal reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to ARC or any of the Subject Companies or (iii) to the extent such disclosure is necessary to (x) the ARC Principal’s defense of a claim in a legal proceeding by a third party against the ARC Principal or (x) a legal proceeding by an ARC Principal to enforce his rights under this Agreement, the Transaction Agreement, any Ancillary Agreement or any other agreement with AMH or its Affiliates, and the ARC Principal uses reasonable best efforts to preserve the confidentiality of such information. No ARC Principal is required to obtain the approval of, or give notice to, AMH, Newco or any of their respective representatives to take any action permitted under the preceding clauses (i) through (iii).
2.4    Non-Competition, Non-Solicitation, Non-Disparagement.
(a)    Non-Competition. For the period of time beginning on the date hereof and ending on the date that is five years following the Closing (the “Protective Period”), each ARC Principal agrees that neither he nor his Affiliates will, without AMH’s prior written consent, directly or indirectly (including, without limitation, through ARC or its or ARC’s Affiliates’ representatives, but excluding through the activities of the Subject Companies and their Affiliates), either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely held corporation, corporate officer or director or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any Competitive Business, provided however, each ARC principal may make Permitted Investments. Nothing herein will, however, prohibit any of the ARC Principals from (v) holding ownership interests (in any amount) and serving as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of RCS Capital Corporation, RCAP Holdings, LLC, AR Capital Acquisition Corp., ARC Real Estate Partners, LLC, or AR Capital, LLC, provided that such entities do not engage in a Competitive Business, (w) continuing to own or operate any Excluded Asset, (x) being an owner of not more than 5% of the outstanding stock (or other interests) of any class of any Person that engages in a Competitive Business and is publicly quoted or listed, so long as such ARC Principal has no active participation in the business of such Person (for the avoidance of doubt, the limitations on stock ownership and active participation set forth in this clause (x) shall not apply with respect to RCS Capital Corporation and AR Capital Acquisition Corp.), (y) providing services to or maintaining a family office for purposes of managing such ARC Principal’s personal or family investments, with all investment activities conducted by such ARC Principal’s family office permitted under this Agreement, provided that (i) it complies with the Code Of Ethics of the Company and its Affiliates and (ii) such ARC Principal does not manage the investments or assets of any unrelated third party, or (z) providing services to or becoming employed by any Person that has a division, business unit or department that engages in any Competitive Business, provided that such ARC Principal does not, directly or indirectly, provide day-to-day services to, is not responsible for, or does not have any oversight or supervisory responsibility for any such division, business unit or department (for the avoidance of doubt, the limitations set forth in this proviso shall not apply with respect to providing services to or employment with the entities set forth in clause (v) above).
(b)    Non-Solicitation.
(i)    Employees. For the Protective Period and subject to the exceptions set forth in the employment agreement for each ARC Principal, each ARC Principal agrees that neither he nor his Affiliates will, without AMH’s prior written consent, directly or indirectly (including, without limitation, through ARC or its or ARC’s Affiliates’ representatives), (A) induce or attempt to induce: (i) any employee of any of the Subject Companies (including the Transferred Entities) to leave the employment of such Subject Company or (ii) any person who was an employee of any of the Subject Companies within the previous twelve (12) months, to take up employment or engagement in a similar capacity with a Competitive Business, or in any way interfere with the relationship between any of the Subject Companies, on the one hand, and any employee thereof, on the other hand or (B) on behalf of a Competitive Business employ or engage any person who was an employee of any of the Subject Companies within the preceding twelve (12) months, except that this paragraph shall not preclude any of the ARC Principals or any other person from entering into discussions with or soliciting any person (x) who responds to any public advertisement or general solicitation or (y) has been terminated by Newco or its Affiliates three months prior to commencement of discussions with the soliciting party.
(ii)    Business Relations. For the Protective Period, each ARC Principal agrees that neither he nor his Affiliates will, without AMH’s prior written consent, directly or indirectly (including, without limitation, through ARC or its or ARC’s Affiliates’ representatives) solicit any customer, client, supplier, investor or other material business relation of any of the Subject Companies with whom the ARC Principal has dealt during the twelve (12) months prior to the date hereof or in respect of whom the ARC Principal is on the date hereof in possession of Confidential Information, to reduce or cease doing business with any of the Subject Companies.
(c)    Blue-Pencil. AMH and ARC agree that the covenants included in this Section 2.4 are, taken as a whole, reasonable in their geographic and temporal coverage and are necessary to protect the goodwill of the Business and the businesses of the AMH and the Subject Companies, and the substantial investment made by AMH pursuant to the Transaction Agreement, and each ARC Principal agrees that he will not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant, provided, however, that if the provisions of this Section 2.4 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by Applicable Law in any jurisdiction, then such provisions will be deemed reformed in such jurisdiction to the minimum extent required by Applicable Law to cure such problem and such provisions shall be enforced with such reforms.
(d)    Injunctive Relief. The covenants and obligations of the ARC Principals contained in this Section 2.4 relate to special, unique and extraordinary matters, and each ARC Principal acknowledges that a material violation of any of the terms of such covenants and obligations will cause AMH and the Subject Companies irreparable injury for which adequate remedies are not available at law. Therefore, each ARC Principal agrees that AMH and the Subject Companies will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain such ARC Principal from committing any violation of the covenants and obligations referred to in this Section 2.4. Any such injunction may be obtained without the necessity of posting a bond. These injunctive remedies are cumulative and in addition to any other rights and remedies AMH and the Subject Companies may have at law or in equity. In the event of a dispute regarding this Section 2.4, the prevailing party shall be entitled to recover its or his reasonable attorney’s fees and costs.
2.5    Transfer of ARC Interests. From and after the date hereof and until the date that is three months following the final Testing Date pursuant to Section 1.6 of the Transaction Agreement, no ARC Principal shall sell, assign, pledge, transfer, dispose of or encumber his ARC Interests or agree to sell, assign, pledge, transfer, dispose of or encumber his ARC Interests, in each case without the prior written consent of AMH; provided, however, that an ARC Principal may transfer his ARC Interest in a Family or Estate-Planning Transfer without such prior written consent. Each Family or Estate-Planning Transferee shall agree in a writing reasonably satisfactory to AMH to be bound by the terms of this Agreement and the Transaction Agreement (provided that no Family or Estate-Planning Transferee will be required to be subject to the guaranty set forth in Section 1.1), and no Family or Estate-Planning Transfer shall relieve any ARC Principal from his obligations pursuant to this Agreement or the Transaction Agreement.
2.6    Further Assurances. Each party will cooperate with the others, and execute and deliver, or use his or its reasonable best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transaction Agreement and the transactions contemplated hereby and thereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Except as set forth in the corresponding section of the ARC Principals’ Disclosure Letter, each ARC Principal severally represents and warrants to AMH as follows:
3.1    Power, Authority. Such ARC Principal has requisite power and authority (including legal capacity) to execute and deliver this Agreement and all Ancillary Agreements to which he is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Ancillary Agreements to which such ARC Principal is party will be, duly and validly executed and delivered by such ARC Principal, and, assuming the due authorization, execution and delivery by the other parties thereto, constitute legal and binding obligations of such ARC Principal, enforceable against such ARC Principal in accordance with their terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
3.2    Non-Contravention. The execution and delivery by such ARC Principal of this Agreement and the Ancillary Agreements to which he is a party do not, and the consummation of the transactions contemplated hereby and thereby and the performance of his obligations hereunder and thereunder will not (with or without the giving of notice, the termination of any grace period or both): (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of ARC or (b) (i) violate any Applicable Law, (ii) violate, result in a violation or breach by such ARC Principal of any contract, arrangement or other instrument or obligation to which such ARC Principal is a party or by which such ARC Principal or any of his properties, assets or rights is bound, whether with the passage of time, giving of notice, or both or (iii) result in the creation of any Lien on the Acquired Interests or any of the assets, properties or rights of such ARC Principal, except, in the cases of clauses (i), (ii) and (iii), for any such violation or breach or Lien as would not, individually or in the aggregate, prohibit or materially impair the ability of such ARC Principal to perform his obligations under this Agreement.
3.3    ARC Interests. As of the date hereof, the membership interests of ARC are represented by each member’s percentage interests in ARC. Section 3.3 of the ARC Principals’ Disclosure Letter sets forth the membership interests of ARC owned by such ARC Principal (with respect to such ARC Principal, the “ARC Interests”). All of the ARC Interests are owned beneficially and of record by such ARC Principal, free and clear of any Liens (other than Liens arising as a result of this Agreement, the Transaction Agreement, the Organizational Documents of ARC and applicable securities laws). Such ARC Principal is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of his ARC Interests or any other membership interests or equity interests of ARC or any securities convertible into or exchangeable or exercisable for any equity interests of ARC.
3.4    Litigation. There is no Proceeding pending or, to ARC Principal’s Knowledge, threatened, against or relating to such ARC Principal in his capacity as an officer, director or employee of ARC, any Affiliate of ARC or any other entity in which such ARC Principal is or was an officer, director or employee which would prohibit or materially impair the ability of such ARC Principal to perform his obligations under this Agreement or any of the Ancillary Agreements to which he is a party.
3.5    Other Ownership and Management Positions. Section 3.5 of the ARC Principals’ Disclosure Letter sets forth (i) each Person for which such ARC Principal serves as an officer or director and (ii) such ARC Principal’s ownership interest of more than 5% in any Person, other than investments in any Person in which such ARC Principal has no active participation (whether as an officer, director or otherwise).
ARTICLE IV
INDEMNIFICATION
4.1    Indemnification by the ARC Principals.
(d)    From and after Closing, subject to the other provisions of this Article IV, each ARC Principal will severally (and not jointly) indemnify the Indemnified AMH Parties and hold each of them harmless from and against any and all Damages suffered, paid or incurred by any Indemnified AMH Party arising out of, resulting from or caused by: (i) any breach of any of the representations and warranties made by such ARC Principal in Article III as if such representation was made as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) and (ii) any breach by such ARC Principal of any covenant or agreement contained in this Agreement.
(e)    Notwithstanding anything to the contrary contained in this Section 4.1, the Indemnified AMH Parties will be entitled to indemnification for breaches of representations and warranties pursuant to Section 4.1(a)(i) only with respect to claims for indemnification in respect of which notice of the inaccuracy or breach giving rise to such claim shall have been given to the applicable ARC Principal on or before the date that is 18 months after the Closing Date (other than claims for indemnification arising from a breach of any of the representations and warranties set forth in Sections 3.1 or 3.3, which must be asserted by the Indemnified AMH Parties not later than sixty days following the expiration of the relevant statute of limitations).
4.2    Indemnification Procedures.
(e)    If an Indemnified AMH Party believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article  IV (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified AMH Party will deliver a Claim Notice to the applicable ARC Principal (the “Indemnifying ARC Principal”) promptly after the discovery by the Indemnified AMH Party of the circumstances giving rise to such claim for indemnity; provided, however, that any failure or delay in providing such notice will not release the Indemnifying ARC Principal from any of his obligations under this Article  IV except to the extent the Indemnifying ARC Principal is actually prejudiced by such failure or delay. Each Claim Notice shall describe the claim in reasonable detail based on information available at the time.
(f)    Each Indemnifying ARC Principal will, subject to the other provisions of this Agreement, pay any Damages payable pursuant to the terms of this Article IV to the applicable Indemnified AMH Party within twenty (20) Business Days after receiving notice from such Indemnified AMH Party that such amounts are payable pursuant to the terms of this Article IV, unless the Indemnifying ARC Principal in good faith disputes the amount of the Damages and/or its obligation to provide indemnification hereunder. In the event of such a dispute, the Indemnifying ARC Principal shall pay the amount of Damages for which it is liable for within twenty (20) Business Days following the final determination of the amount of such Damages that the Indemnifying Party is liable hereunder. A “final determination” shall exist when (i) the parties agree in writing or (ii) a court of competent jurisdiction shall have made such determination in a final and non-appealable judgment.
(g)    The procedures and principles set forth in Sections 7.3(b), 7.3(c), 7.4(d) and 7.4(e) of the Transaction Agreement shall apply mutatis mutandis to indemnification under this Article IV, with the “Indemnifying Party” and the “Indemnified Party” under such provisions the respective Indemnifying ARC Principal and Indemnified AMH Party hereunder.
4.3    Cap. Notwithstanding anything herein to the contrary, the aggregate amount which the ARC Principals are or may be required to pay pursuant to this Article IV shall not exceed (i) $350,200,000 (or, solely in the case that the Deferred Consideration is not paid at Closing, $278,000,000 until such time that the Deferred Consideration is paid in accordance with Section 1.8(g)), less (ii) the aggregate amounts actually paid to the Indemnified AMH Parties under Article VII and VIII of the Transaction Agreement (such amount, the “Cap”), provided that if at any time when the number of Apollo RSUs is reduced by any forfeiture, the Cap shall be increased retroactively by the value of the Apollo RSUs so forfeited, calculated in accordance with the allocation methodology set forth in Schedule E to the Transaction Agreement.
4.4    Damages. Notwithstanding anything herein to the contrary, no Indemnifying ARC Principal shall be liable for any Damages that are not reasonably foreseeable, that are speculative, or that are solely for reputational damage (as opposed to actual Damages or losses (including diminution in value) that relate to or arise from reputational injury or damages (for example, the termination of any Advisory Contract relating to or arising from reputational damage or injury to the Subject Companies or any of the ARC Principals)), or that constitute punitive or other exemplary Damages, except to the extent that such Damages have been awarded to a Third Party against an Indemnified AMH Party.
4.5    Exclusive Remedy. The indemnification provided in this Article IV will be the exclusive remedy available to any party with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, except (i) in the case of actual fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available or (ii) as otherwise expressly provided in this Agreement.
ARTICLE V
MISCELLANEOUS
5.1    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail with postage prepaid and return receipt requested or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:
(a)    if to AMH, to it at:
AMH Holdings (Cayman), L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Attn: John J. Suydam
Email: jsuydam@ApolloLP.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:    Jeffery J. Rosen
    Gregory V. Gooding
Email: jrosen@debevoise.com
    ggooding@debevoise.com
(b)    if to any of the ARC Principals, to the address set forth opposite such ARC Principal’s name in Section 5.1 of the ARC Principals’ Disclosure Letter,
or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 5.1. All such notices or other communications shall be deemed to have been received on the date of the personal delivery, on the third Business Day after the mailing or dispatch thereof, or in the case of electronic mail or facsimile transmission, on the date received, subject to confirmation of receipt; provided that notice of change of address shall be effective only upon receipt.
5.2    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. The ARC Principals’ Disclosure Letter referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in the ARC Principals’ Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including any such date. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. All references to “$” or “dollars” set forth in this Agreement are to U.S. dollars.
5.3    Amendment and Modification; Waiver.
(a)    This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of AMH and each ARC Principal.
(b)    At any time prior to the Closing, any party that is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in the ARC Principals’ Disclosure Letter or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party. Waivers shall operate to waive only the specific matter described in the writing and shall not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived.
5.4    Entire Agreement. This Agreement (including the ARC Principals’ Disclosure Letter, the Transaction Agreement and the Ancillary Agreements) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.
5.5    Disclosure Letter. For purposes of the representations and warranties of the ARC Principals in this Agreement, items disclosed in one section of the ARC Principals’ Disclosure Letter shall be considered to be made for purposes of all other sections of the ARC Principals’ Disclosure Letter to the extent that the relevance of any such disclosure to any other such section of the ARC Principals’ Disclosure Letter is reasonably apparent from the text of such disclosure. The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.
5.6    Third Party Beneficiaries. Except with respect to Indemnified AMH Parties pursuant to Article I and Article IV, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
5.7    Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.
5.8    Assignment; Binding Effect. This Agreement may not be assigned by any party without the prior written consent of the other parties, provided that AMH may assign this Agreement to an Affiliate of AMH without consent of the other parties, but any such assignment shall not relieve AMH of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.
5.9    Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.
5.10    Jurisdiction; Waiver of Jury Trial.
(a)    Each party hereby irrevocably agrees that any action or proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights or obligations shall be brought exclusively in the courts of the State of New York or the federal courts of the United States of America located in the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 5.1, such service to become effective 10 days after such mailing.
(b)    Each party hereby waives all rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each party (i) certifies that no representative, agent or attorney of any person has represented, expressly or otherwise, that any person would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.
5.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
5.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
5.13    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by mutual written consent of AMH and all of the ARC Principals;
(b)    as to any individual ARC Principal, upon the written consent of AHM and such ARC Principal; or
(c)    automatically upon the termination of the Transaction Agreement in accordance with its terms.
5.14    Effect of Termination. In the event of the termination of this Agreement as provided in Section 5.13(c), this Agreement shall have no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, provided that such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages for any willful and material breach of any covenant hereunder prior to such termination. For purposes of this Agreement, “willful and material breach” means a material breach of any material covenant set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the breaching party with knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in a breach of this Agreement.
ARTICLE VI
DEFINITIONS
The following terms when used in this Agreement shall have the following meanings:
“Acquired Interests” has the meaning set forth in the Transaction Agreement.
“Acquisition Proposal” has the meaning set forth in Section 2.
“Affiliate” has the meaning set forth in the Transaction Agreement.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“AMH” has the meaning set forth in the introductory paragraph hereto.
“Ancillary Agreements” means the documents to be delivered pursuant to Section 1.4(b) of the Transaction Agreement and all other agreements or instruments to be executed and delivered in connection with the transactions contemplated thereby.
“Applicable Law” has the meaning set forth in the Transaction Agreement.
“ARC” has the meaning set forth in the Recitals hereto.
“ARC Interests” has the meaning set forth in Section 3.3.
“ARC Principals” has the meaning set forth in the introductory paragraph hereto.
“ARC Principals’ Disclosure Letter” means the disclosure letter delivered by the ARC Principals to AMH at the time of execution hereof.
“BDC” has the meaning set forth in the Transaction Agreement.
“Business” has the meaning set forth in the Transaction Agreement.
“Business Day” has the meaning set forth in the Transaction Agreement.
“Claim Notice” has the meaning set forth in the Transaction Agreement.
“Client” has the meaning set forth in the Transaction Agreement.
“Closing” has the meaning set forth in the Transaction Agreement.
“Closing Date” has the meaning set forth the Transaction Agreement.
“Competitive Business” means any alternative asset management business Primarily for Third Party capital that advises, manages or invests the assets of and/or makes investments in public or non-traded REITs, private equity funds, hedge funds, collateralized debt obligation funds, business development corporations, special purpose acquisition companies, other alternative asset investment vehicles, mutual funds, or similar investment vehicles, or the Persons who manage, advise or own such investment vehicles.
“Confidential Information” means any knowledge or information of any type whatsoever of a confidential nature relating to the Business or the business of the Subject Companies (whether prior to or following Closing), including, without limitation, the information, observations and data obtained by any ARC Principal concerning the business and affairs of the Subject Companies, information concerning acquisition opportunities in or reasonably related to the Subject Companies’ business or industry, the persons or entities that are current, former or prospective suppliers, distributors, clients or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including, without limitation, plans regarding planned and potential products, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices, fees and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.
“Damages” has the meaning set forth in the Transaction Agreement.
“Equity Interests” has the meaning set forth in the Transaction Agreement.
“Excluded Asset” has the meaning set forth in the Transaction Agreement.
“Family Member” means a spouse, parent, grandparent and descendant of them (including adoptive relationships and stepchildren) and the spouses of all such persons.
“Family or Estate-Planning Transfer” means a transfer by any ARC Principal of any of the ARC Interests owned by such ARC Principal (a) to a trust if the only beneficiaries of such trust (other than remote contingent beneficiaries or beneficiaries who may receive relatively small amounts) are such ARC Principal or Family Members of such ARC Principal (a “Trust”), (b) to a charitable remainder trust, the income from which will be paid to such ARC Principal or his spouse, lineal descendants, or the lineal descendants of his spouse, (c) to a corporation, the stockholders of which are only such ARC Principal, Family Members of such ARC Principal and/or a Trust, (d) to a partnership or limited liability company, the partners or members of which are only such ARC Principal, Family Members of such ARC Principal and/or a Trust or (e) by Will or by the laws of intestate succession, to such ARC Principal's executors, administrators, testamentary trustees, legatees or beneficiaries, provided in the case of the foregoing clauses (c) through (d), that such ARC Principal controls such entity and in the case of the foregoing clauses (a) through (b), the trustee of the Trust is either such ARC Principal or another person reasonably satisfactory to AMH; “Family or Estate-Planning Transferee” shall have a corresponding meaning.
“Fund” has the meaning set forth in the Transaction Agreement.
“Governmental Authority” has the meaning set forth in the Transaction Agreement.
“Guarantied Parties” has the meaning set forth in Section 1.1.
“Indemnified AMH Parties” has the meaning set forth in the Transaction Agreement.
“Indemnifying ARC Principal” has the meaning set forth in the Section 4.2(a).
“Knowledge” means, with respect to any Person, the actual knowledge of such Person.
“Lien” has the meaning set forth in the Transaction Agreement.
“Newco” has the meaning set forth in the Recitals hereto.
“Obligations” has the meaning set forth in Section 1.1.
“Organizational Documents” has the meaning set forth in the Transaction Agreement.
“Permitted Investments” means, with respect to any ARC Principal:
(a) investments which are either (x) investments made (or legally committed to be made) on or prior to the date hereof and set forth opposite the name of such ARC Principal on Schedule 3.5(ii) of the ARC Principals’ Disclosure Letter or (y) follow-on investments to the investments described in clause (x) or investments made to refinance the investments described in clause (x);
(b) passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (but not investments in the manager of such funds or accounts) in which the ARC Principal and his Affiliates does not control or have advance or contemporaneous knowledge of investment recommendations or decisions;
(c) investments in private companies of less than $125 million (per company or group of affiliated companies operating as one business) that is not engaged in a Competitive Business; or
(d) any other investment so long as (x) such investment has been previously disclosed to the executive committee of AGM, (y) the executive committee of AGM determines that the consummation of such investment by Executive is not prohibited by the governing documents of any pooled investment vehicle or similar entity sponsored or managed by AGM or any of its Subsidiaries (an “Apollo Fund”), and (z) the executive committee of AGM determines that (A) it is not advisable for any Apollo Fund to make such investment or (B) the investment does not comport with the intent of any Apollo Fund, and accordingly, the ARC Principal’s consummation of the investment does not raise any appearance of impropriety;
provided, however, that notwithstanding clauses (a) through (d) above, in no event shall an ARC Principal make, or assist any of his Affiliates in making, any Permitted Investment that conflicts with any then-current code of ethics or any trading policies applicable to the employees of Newco (it being understood that the terms and restrictions of any such policy may be more restrictive than required by Applicable Law, but shall be consistent in all material respects with any then-current code of ethics or any trading policies applicable to the employees of AGM). The ARC Principals will be promptly notified of any changes to the applicable code of ethics or trading policies, which may include simply revising such policies on the internet site available to the ARC Principals. Compliance with the code of ethics and any trading policy of AGM will generally require disclosure of such potential personal investment to the general counsel of AGM or his designee. Nothing contained herein shall restrict or diminish (x) any ARC Principal’s disclosure obligations pursuant to the code of ethics of Apollo or as may otherwise be required to comply with Applicable Laws.
“Person” has the meaning set forth in the Transaction Agreement.
“Personal Guaranty Cap” has the meaning set forth in Section 1.1.
“Primarily” means with respect to more than 50% of the capital in question.
“Principal Deductible” has the meaning set forth in Section 4.1(b)(i).
“Proceedings” has the meaning set forth in the Transaction Agreement.
“Protective Period” has the meaning set forth in Section 2.4(a).
“REIT” has the meaning set forth in the Transaction Agreement.
“Subject Companies” has the meaning set forth in the Transaction Agreement.
“Subsidiary” has the meaning set forth in the Transaction Agreement.
“Testing Date” has the meaning set forth in the Transaction Agreement.
“Third Party” means, with respect to each ARC Principal, a Person other than such ARC Principal or his family members.
“Transaction Agreement” has the meaning set forth in the Recitals hereto.
“Transferred Entities” has the meaning set forth on Schedule A of the Transaction Agreement.
“Trust” has the meaning set forth in the definition of “Family or Estate-Planning Transfer.”
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

AMH HOLDINGS (CAYMAN), L.P.

By: AMH Holdings GP, Ltd., its general partner

By: Apollo Management Holdings GP, LLC, its sole director

By:  /s/ John Suydam
        Name: John Suydam
Title: Vice President

NICHOLAS S. SCHORSCH

/s/ Nicholas S. Schorsch

PETER M. BUDKO

/s/ Peter M. Budko

WILLIAM M. KAHANE

/s/ William M. Kahane

EDWARD M. WEIL, JR

/s/ Edward M. Weil, Jr.

BRIAN S. BLOCK

/s/ Brian S. Block

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